Exhibit 99.1

PRESS RELEASE	SOURCE: Multiband Corporation

Multiband Accelerates Initial Portion of WPCS Acquisition

MINNEAPOLIS--(BUSINESS WIRE)-- Multiband Corporation (NASDAQ:MBND - News), a leading Home Service Provider (HSP) for DIRECTV and the nation's largest DIRECTV Master System Operator (MSO) for Multiple Dwelling Units (MDUs), today announced in conjunction with WPCS International Incorporated (NASDAQ:WPCS - News), that they have signed a non-binding letter of intent (LOI) whereby Multiband will purchase from WPCS the WPCS operation centers located in St. Louis, Missouri and Sarasota, Florida.

The consideration for the purchase will be two million dollars, of which seven hundred fifty thousand dollars will be disbursed from the one million dollar down payment previously put into escrow by Multiband and the balance of which will be paid for by cash on hand. The parties expect to sign a definitive agreement with regards to the purchase of these two operation centers by next week and transfer control by September 1, 2011. These two operation centers produced approximately thirteen million dollars in revenue during WPCS’s 2011 fiscal year ended April 30, 2011.

The LOI also includes provisions whereby Multiband is provided an exclusive period until February 1, 2012 to purchase the outstanding common stock of WPCS on terms consistent with those detailed in the parties’ original June 2011 letter of intent. In exchange for the aforementioned, Multiband has agreed that during the exclusivity timeframe, it will not sell any of the 709,271 common shares of WPCS it currently owns.

“Multiband is pleased that we were able to enter into an interim transaction with WPCS as part of an overall structure,” said James Mandel, Multiband CEO. “The two particular operation centers we are purchasing now will provide us with access to design and engineering talent and resources in the wireless area that we can employ to facilitate existing initiatives. Additionally, this process allows us to integrate the WPCS assets into Multiband in a controlled and measured manner similar to the actions successfully utilized with the purchase and integration of the DIRECTECH operating entity assets over the last two years. We find that this staged process accomplishes all goals for all parties in a fiscally sound and much more manageable procedure.”

“The transaction with Multiband provides WPCS with additional liquidity and enhances the ongoing working relationship with Multiband,” said Andy Hidalgo, WPCS CEO. “We look forward to working with Multiband on an expedited basis to complete the sale of these two operation centers and reach an agreement on a merger.”

About WPCS International Incorporated

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com.

About Multiband Corporation

Multiband Corporation (Nasdaq:MBND - News) is the largest nationwide DIRECTV master system operator in the Multiple Dwelling Unit (MDU) market and one of the largest full-service home service providers (HSPs), handling around 20% of all DIRECTV's installations, maintenance and upgrades for residents of single-family homes. Multiband is a full-service operator for a number of other providers within the footprint as well, offering solutions for watch, talk, surf and security, and is equipped with a retail store and an online store to strive to be a customer's "one source solution" for all electronic needs. Additionally, Multiband is a leading provider of software and integrated billing services to MDUs on a single bill, including video, voice, data and other value-added local services, both directly and through strategic arrangements. Multiband is headquartered in Minneapolis, Minn., and has offices strategically placed around the continental United States.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectation, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the Company’s SEC filings, including its Annual Report on Form 10-K for its 2010 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.
Contact:
Company Contact
Multiband Corporation
James Mandel, CEO
763-504-3000
or
Investor Contact
Hayden IR
Cameron Donahue, 651-653-1854
cameron@haydenir.com